Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement''), dated as of August 10, 2015 (the “Effective Date") is made and entered into by and between the KonaRed Corporation, a Nevada corporation (the "Company"), and Kyle Redfield (the "Executive").

WITNESSETH:

WHEREAS, the Company wishes to employ the Executive as the Company's President and Chief Operating Officer, who in this role is expected to make major contributions to the short and long term profitability, growth and financial strength of the Company.

WHEREAS, the Company has determined that appropriate arrangements will be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction. These arrangements will be made in the form of cash (US dollars) salary paid bi-weekly, quarterly bonuses in the form of cash, or restricted common shares bonus subject to clause 2(b), and a signing bonus in the form of restricted common shares.

WHEREAS, the Company wishes the Executive over a period of six (6) to twelve (12)  months to grow into, and be appointed to, the role of Chief Executive Officer and Chief Operating Officer, and preceding such formal appointment, that Executive will also informally be named as the Company's "CEO designate" in public statements, where appropriate;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

l.      Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)    "Annual Base Salary" means the Executive's annual base salary rate, exclusive of bonuses, commissions and other incentive pay, to be paid to executive in the form of cash (US Dollars), as in effect immediately preceding Executive's Termination Date.

(b)    "Quarterly Standard Bonus" means the quarterly bonus which shall be paid to Executed as defined under "Compensation".

(c)    "Board" means the Board of Directors of the Company.

(d)    "Compensation Committee" means the Compensation Committee of the Board of Directors,comprised of the Board's Independent Directors.

(e)    "Cause" means:

(1)     an intentional tort (excluding any tort relating to a motor vehicle) which causes substantial loss, damage or injury to the property or reputation of the Company or its subsidiaries;

(2)    any serious crime or intentional, material act of fraud or dishonesty against the Company;

(3)     the commission of a felony that results in other than immaterial harm to the Company's business or to the reputation of the Company or Executive;

(4)    habitual neglect of Executive's reasonable duties (for a reason other than illness or incapacity) which is not cured within thirty (30) days after written notice thereof by the Board to the Executive;

 (5)    the disregard of written, material policies of the Company or its subsidiaries which causes other than immaterial loss, damage or injury to the property or reputation of the Company or its subsidiaries which is not cured within thirty (30) days after written notice thereof by the Board to the Executive; or

(6)     any material breach of the Executive's ongoing obligation not to disclose confidential information and not to assign intellectual property developed during employment which, if capable of being cured, is not cured within thirty (30) days after written notice thereof by the Board to the Executive.

(f)    "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(g)    "Disability" means (i) the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive' s duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law); (ii) such total incapacity shall have continued for a period of six (6) consecutive months; and (iii) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive's life.

(h)    Executive’s right to "Good Reason Termination" means:

(1)     a material diminution in the Executive' s base compensation (comprised of Annual Base Salary plus Quarterly Standard Bonus) below the amount as of the date of this Agreement or as increased during the course of his employment with the Company, excluding one or more reductions (totalling no more than 20% in the aggregate) generally applicable to all senior executives;

(2)     a material diminution in the Executive's authority, duties or responsibilities;

(3)    a requirement that the Executive report to a corporate officer or employee of the Company instead of reporting directly to the Board (or if the corporate structure of the Company changes to a structure wherein the Company has a parent corporation, a requirement that the Executive report to any individual or entity other than the board of the ultimate parent corporation of the Company);

(4)     a material diminution in the budget over which the Executive retains authority;

(5)     a material change in the geographic location at which the Executive must perform services; or

(6)    any action or inaction that constitutes a material breach by the Company of this Agreement; provided, however, that for the Executive to be able to terminate his employment with the Company on account of Good Reason he must provide notice of the occurrence of the event constituting Good Reason and his desire to terminate his employment with the Company on account of such within ninety (90) days following the initial existence of the condition constituting Good Reason, and the Company must have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, the Executive's Termination Date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier Termination Date.

(i)     "Performance Targets" means the performance targets mutually agreed by Executive and the Company, to be agreed upon by the Company and the Executive. The targets are measured by substantially increasing sales dollar volume, broadening the Company's sales territories, and by improving Gross Margin.

(j)     "Termination Date" means the last day of Executive's employment with the Company.

(k)    "Termination of Employment" means the termination of Executive's active employment relationship with the Company.

2.     Compensation:

Initial compensation has been approved by the Compensation Committee and commences on Executive’s first day of August 3, 2015. All additional Compensation will be subject to approval of the Compensation Committee.

(a)    Executive shall receive an Annual Base Salary of $275,000 per annum, payable bi-weekly in cash in accordance with the customary payroll practices of the Company. From time to time during the Term, the Company will review the Annual Base Salary and may make such upward adjustments, if any, but not downward, if in its sole discretion the Company determines such to be appropriate in light of the performance of the Executive. Irrespective of any interim increases, should Executive exceed the Performance Targets which have been mutually agreed by Executive and Company, that Executive's Annual Base Salary shall be increased to a level of $325,000 per annum at the six month anniversary of the Effective Date of this Agreement, such increase which is based on a fixed dollar increase of $50,000 per annum and not a percentage increase of Executive's Annual Base Salary should any interim increases occur before this six month anniversary date.

plus,

(b)    Executive shall be awarded a Quarterly Standard Bonus calculated as 100% of Annual Base Salary for the relevant quarter which is to be paid in cash, subject to the Company having a three day average daily cash balance in excess of [$250,000 plus the amount of the Executive's Quarterly Standard Bonus, plus any standard cash bonuses first being paid, or to be paid, to the Company's Chief Executive Officer, if applicable, and the Company's Chief Financial Officer for such same period] (collectively the "Standard Bonus Cash Level") as measured over the three business days (the "Measurement Period") leading up to the relevant quarter end; or if the Standard Cash Bonus Level is not met, in equivalent quarterly payments in the form of Restricted common shares of the Company. The amount of each quarterly shares payment to be calculated based on the average closing  market price of the 20 trading days prior to the final date of each quarter. Any share payments shall be paid no later than 30 calendar days following each quarter end.

plus,

(c)    Executive will receive a signing bonus of 1,333,333 Restricted common shares of the Company as of the Effective Date.

plus,

(d)    On the twelve (12) month and twenty-fourth (24) month anniversary dates of the Effective Date, Executive will receive additional share issuances of 1,333,333 each on those dates.

All share awards of any kind will be fully vested at time of issuance and will be made with fully paid non-assessable Restricted common shares of the Company. By executing this Agreement, Executive herein acknowledges, the shares of the capital of KonaRed Corporation which will be issued per the terms of this Agreement (the "Shares") will bear a standard restriction legend precluding re-sale into public markets, except in connection with a Registration by the Company under the Securities Act of 1933 (the “Act”), or pursuant to an exemption from such Registration. Executive also represents and warrants that he is either an “Accredited Person”, as that term is defined under the Securities Act of 1933 and applicable regulations thereunder, or otherwise have sufficient experience, education and business knowledge such that he can fend for himself in making a reasoned investment decision to accept the Shares, and the Company is able therefore to issue the shares in a valid private placement under Section 4(2) of the Act.

Executive acknowledges herein that he will have reporting responsibilities and his shareholdings will be subject to  Rule 144 and other regulations mandated by the United States Securities and Exchange Commission ('SEC') regarding the Shares. The Company acknowledges herein that it will provide administrative assistance to Executive to ensure he can meet his SEC reporting responsibilities. Executive also acknowledges that the purpose of share grants by the Company is to provide Executive with a long term ownership interest in the Company and it is the Company's expectation that, unless abnormal personal circumstances occur for the Executive, that Executive will hold these shares as a long term investment. Additionally, Executive undertakes he will advise the Company of any planned sales of shares prior to execution of such sales.

Shares will be issued to Executive using the address and tax identification number in the Executive’s personnel file.

Additionally if at the twelve (12) month anniversary of the Effective Date of this Agreement, Executive has met the performance goals set the by Company, the Company will include Executive in the Company's Stock Option program and broaden this Agreement to include change of control and other provisions which may be mutually agreed at that time.

3.     Benefits.

(a)    Company agrees to pay for Executive’s current benefits plan as provided by COBRA until the Company can make an addition to the Company’s benefit plan to accommodate an “Executive Policy” that matches the benefits covered under the COBRA plan, as provided to the Executive.

(b)    The Company agrees to reimburse Executive for all reasonable out-of- pocket business expenses, which the Executive deems appropriate for particular business circumstances, incurred by Executive in the normal course of business in connection with the performance of Executive's duties under this Agreement in accordance with the Company's policy as it may be amended from time to time. The Company shall make such reimbursements 15 calendar days after submission by Executive of vouchers, receipts, credit card bills or other documentation in accordance with the Company's then applicable policies and procedures.

(c)    Executive shall be entitled to: (a) a car allowance up to a maximum of $1,000 per month, plus reimbursement for gasoline expenses; (b) a phone or phone allowance from the Company at the Company's discretion for use by Executive in carrying out the duties hereunder, and for such personal use as permitted by the Company at the Company's discretion, the cost of which the Company will reimburse to a maximum of $250 per month. Executive will pay for these expenses with a company issued credit card, and payments will be made in order to meet the due dates on the respective bills.

(d)   Executive shall be entitled to participate in any and all standard medical insurance, group health care programs, disability insurance, pension and other benefit plans which are made generally available by the Company.

(e)    Executive shall be entitled to twenty one  (21) business days paid vacation per annum. at a time or times to be determined in consultation with the Chief Executive Officer, or the Board; and unused vacation days may be carried forward to the next year of the employment, but not accrued into the second following year. Such vacation day allocation to be pro-rated during the first six (6) months of employment.

(f)    Executive shall be entitled to five (5) business days paid personal/sick leave per annum, and must provide notice to the Company of each day missed no later than on the day Executive takes said personal/sick leave day.

(g)    No Duplication of Benefits. The benefits provided to Executive in this Agreement shall offset substantially similar benefits provided to Executive personally, or through a spouse's benefit plan, pursuant to another company's benefit policy, plan or agreement.

4.     Termination Without Cause

(a)    Involuntary Termination. In the event of: (i) an involuntary termination of Executive's employment by the Company for any reason other than Cause, death or Disability, or (ii) Executive's resignation for Good Reason,  during the first twelve (12) months of this Agreement, Executive shall be entitled to the benefits provided in subsection (b) of this Section 4.

(b)    Compensation Upon Termination Without Cause. Subject to the provisions of Section 4 hereof, in the event a termination described in subsection (a) of this Section 4 occurs, the Company shall provide Executive with the following, provided that Executive executes and does not revoke the Release (as defined in Section 22):

(i)       During the first twelve (12) months of this Agreement, Executive will be paid three (3) months Annual Base Salary paid in a single lump sum cash payment on, or prior to, the sixtieth (60th) day following Executive's Termination Date. During any subsequent period, Executive will receive the initial three (3) months Annual Base Salary severance for his first twelve (12) months of employment, plus three (3) months additional Annual Base Salary for each subsequent twelve (12) month period of employment, such additional severance to be pro-rated for the period during which Termination occurred. Taken together, all severance will not exceed a payment of twelve (12) months Annual Base Salary.

(ii)      For a period of up to twelve  (12) months following Executive's Termination Date, Executive and where applicable, Executive's spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company's medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if Executive obtains full-time employment during this twelve (12) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, Executive must notify the Company and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the twelve (12) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage).

(iii)     Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company, within forty five (45) days of last day of employment.

5.     Termination of Employment on Account of Disability, Death, Cause or Voluntarily Without Good Reason.

(a)    Termination on Account of Disability. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of Disability, Executive shall be entitled to receive disability benefits under any disability program maintained by the  Company that covers Executive, and Executive shall not receive benefits pursuant to Section 4 hereof, except that, subject to the provisions of Section 5 hereof, the Executive shall also be entitled to the following benefits provided  that Executive executes and does not revoke the Release:

(i)       For a period of up to twelve (12) months following Executive's Termination Date, Executive and where applicable, Executive's spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company's medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if Executive obtains full-time employment during this twelve (12) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, Executive must notify the Company and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the twelve (12) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage).

(b)   Termination on Account of Death. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of death, the beneficiary whom Executive has named to the Company as the party to receive his benefits, or otherwise Executive's estate, shall be entitled to receive death benefits under any death benefit program maintained by the Company that covers Executive, and the beneficiary whom Executive has named to the Company as the party to receive his benefits, or otherwise Executive's estate, shall not receive benefits pursuant to Sections 4 hereof, provided that the beneficiary whom Executive has named to the Company as the party to receive his benefits, or otherwise Executive's estate, executes and does not revoke the Release.

(c)    Termination on Account of Cause. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates by the Company on account of Cause, Executive shall not receive benefits pursuant to Sections 4 hereof.

(d)   Termination on Account of Voluntary Resignation Without Good Reason. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of a resignation by Executive for no reason or any reason other than on account of Good Reason, Executive shall not receive benefits pursuant to Sections 4 hereof.

6.     No Mitigation Obligation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

7.     Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any subsidiary prior to or following any Change in Control.

8.    Tax Matters

(a)   Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes, social security withholdings, or other mandated withholdings, as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

(b)   Parachute Excise Tax. In the event that any amounts payable under this Agreement or otherwise to Executive would: (i) constitute "parachute payments" within the meaning of section 2800 of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable successor provisions, and (ii) but for this Subsection (b) would be subject to the excise tax imposed by section 4999 of the Code or any comparable successor provisions (the "Excise Tax"), then such amounts payable to Executive hereunder shall be either:

(i)       Provided to Executive in full; or

(ii)      Provided to Executive to the maximum extent that would result in no portion of such benefits being subject to the Excise Tax; whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Subsection (b) shall be made in writing in good faith by a nationally recognized accounting firm (the "Accountants"). In the event of a reduction in benefits hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and such agreement is in compliance with section 409A of the Code: (i) any cash severance payments subject to Section 409A of the Code due under this Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment; (ii) any cash severance payments not subject to Section 409A of the Code due under this Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment; (iii) any acceleration of vesting of any equity subject to Section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest; and (iv) any acceleration of vesting of any equity not subject to Section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest. For purposes of making the calculations required by this Subsection (b), the Accountants may make reasonable assumptions and approximations concerning applicable truces and may rely on reasonable, good-faith interpretations concerning the application of the Code and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection (b). The Company shall bear all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this Subsection (b).

If notwithstanding any reduction described in this Subsection (b), the Internal Revenue Service ("IRS") determines that Executive is liable for the Excise Tax as a result of the receipt of amounts payable under this Agreement or otherwise as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or, in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the Repayment Amount. The "Repayment Amount" with respect to the payment of benefits shall be the smallest such amount, if any, that is required to be paid to the Company so that Executive's net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable truces imposed on such payment) are maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph. Executive shall pay the Excise Tax. Notwithstanding any other provision of this Subsection (b), if: (i) there is a reduction in the payment of benefits as described in this Subsection (b), (ii) the IRS later determines that Executive is liable for the Excise True, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this Subsection (b) as soon as administratively possible after Executive pays the Excise Tax, so that Executive's net after-tax proceeds with respect to the payment of benefits are maximized.

9.      Term of Agreement. This Agreement shall continue in full force and effect until the third anniversary of the Effective Date (the "Initial Term"), and shall automatically renew for additional one (1) year renewal periods (a "Renewal Term") if Executive is employed by the Company on the last day of the Initial Term and on each Renewal Term; provided, however, that within the sixty (60) to ninety (90) day period prior to the expiration of the Initial Term or any Renewal Term, at its discretion, the Compensation Committee may propose for consideration by Executive, such amendments to the Agreement as it deems appropriate. If Executive's employment with the Company terminates during the Initial Term or a Renewal Term, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

10.    Successors and Binding Agreement.

(a)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)   This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. For the purposes of this Agreement, the Executive's personal representative and designated as beneficiary shall be identified by the Executive within five calendar days of the execution of this Agreement. This Agreement will supersede the provisions of any employment, severance or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void.

(c)    This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 10(a) and 10(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest. or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

11.    Notices.  For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing, and which may be signed using Docusign, and will be deemed to have been duly given when hand delivered or dispatched by email or electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office, or its operational office in California, and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.  Notice to the Executive shall be at the address in his personnel file.  Notice to the Company shall be the address on the signature page hereto.

12.   < Section deleted >.

13.    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Nevada, without giving effect to the principles of conflict of laws of such State.

14.    Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

15.   Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

16.    Code of Conduct. Executive undertakes to sign the Company's Code of Conduct and Business Ethics (the "Code") and adhere to the Code and all other policies and practices of the Company. The Executive will at all times conduct business of the Company using the highest standards of professionalism and ethical business conduct. Executive also undertakes that he will adhere to all United States Securities Laws regarding insider trading and other matters, and will be required to comply with all public reporting requirements mandated by the Company.

17.    Indemnification and D&O Insurance. Executive will be provided indemnification to the maximum extent permitted by the Company's and its subsidiaries' and affiliates' Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

18.    Confidentiality. Executive acknowledges that the product formulations, production processes (whether or not patented), including specifications, and documentation thereof or pertaining thereto, product development proposals and plans, the business methods and research data which the Company owns, plans or develops, whether for its own use or for use by its clients, financial information regarding the Company and its operations which is not made available to the public at large, and the developments, designs, techniques, know-how, inventions and improvements, trade secrets, and works of authorship devised or created by the Company’s employees and/or independent contractors, are confidential and are the property of the Company. Executive also recognizes that the Company’s customer lists, contracts and requirements, marketing plans, supplier lists, contracts and obligations, proposals and pricing and purchasing procedures are confidential and are the property of the Company. Executive further recognizes and acknowledges that in order to enable the Company to perform services for its clients, those clients may furnish to the Company confidential information concerning their business affairs, property, requirements, methods of operation or other data, and that the good will afforded to the Company depends upon, among other things, the Company and its employees keeping such services and information confidential. All of these materials and information, including that relating to the Company’s information and the Company’s clients’ information, will be referred to hereafter as “Confidential Information.”

Executive agrees that, except as directed by the Company, and in the ordinary course of the Company’s business, Executive will not at any time, whether during or after Executive’s employment with the Company, disclose to any person or use, directly or indirectly, for Executive’s own benefit or the benefit of others, any Confidential Information, or permit any person to examine or make copies of any documents which may contain or is derived from Confidential Information, whether prepared by Executive or otherwise coming into Executive’s possession or control. Executive agrees that the provisions of this paragraph shall survive the termination of this Agreement and Executive’s employment by the Company for a period of three (3) years.

Executive agrees that upon request by the Company, and in any event upon termination of Executive’s employment, Executive shall then turn over to the Company all documents, papers or other material in Executive’s possession or under Executive’s control which may contain or be derived from Confidential Information, together with all documents, notes or Executive’s work products which are connected with or derived from Executive’s services to the Company and all copies of software obtained from the Company shall be either returned to the Company or, as appropriate, permanently deleted. Executive shall, execute, under oath, and deliver to Company within twenty four (24) hours of termination of employment all material required by this paragraph to be delivered to Company, a certification that the requirements of this paragraph  have been fully complied with. Failure to do so shall be deemed an admission by Executive that he has breached his obligations under this section.

Executive hereby assigns and agrees to assign to the Company or its subsidiaries or affiliates, as appropriate, or to its successors, assigns or nominees, as directed by the Company, Executive’s entire right, title and interest in any developments, designs, patents, inventions and improvements, trade secrets, trademarks, copyrightable subject matter or proprietary information which Executive has made or conceived, or may make or conceive, either solely or jointly with others, while providing services to the Company, or with the use of the time, material or facilities of the Company or relating to any actual or anticipated business, research, development, product, service or activity of the Company known to Executive while employed by the Company, or suggested by or resulting from any task assigned to Executive or work performed by Executive for or on behalf of the Company, whether or not such work was performed prior to the date of this Agreement. It is further agreed that, without charge to the Company, but at its expense, Executive will execute and deliver all such further documents as may be necessary, including original applications and applications of renewal, extension or reissue of such patents, trademark registrations or copyright registrations, in any and all countries, to vest title thereto in the Company, its successors, assigns or nominees.

Executive certifies and represents that he agrees to be bound by the provisions of any agreement to which the Company is a party and that relates to the preservation of the confidentiality of information obtained or created by the Company.

Executive expressly represents and agrees that Executive is not prohibited under the terms of any contract, court Order, or other undertaking or proscription, from providing the services to Company and its clients that are to be provided during Executive’s employment. Executive represents and promises that Executive will not, at any time during and in the course of employment by Company, disclose, offer to disclose, or use, any information or intellectual property the use or disclosure of which would infringe or violate the rights of any other person or entity.

19.   Survival. Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under Sections 4 and 5, will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

20.   Non-Compete. During the term of this Agreement and for a period of two (2) years following the termination of this Agreement, Executive shall not be employed by a direct competitor in the coffee fruit business, directly or indirectly.

21.   Arbitration. In the event of the breach of or a default under this Agreement by either party, the other party, in addition to any other rights or remedies under this Agreement, shall be entitled to injunctive relief and/or specific performance of this Agreement, either of which shall be sought from a court of competent jurisdiction within the State of Nevada. In the event either party’s Marks are in jeopardy of reputation, dilution, tarnishment, or other harm or damage that money damages cannot remedy alone, that party shall be entitled to temporary, preliminary, or permanent injunctive relief without bond. Any other dispute for breach of contract shall be brought by binding arbitration in Clark County, Nevada under the American Arbitration Association Rules. Arbitration shall not be commenced until expiration of a sixty (60) day cooling off period after notice of default, during which time the parties shall act in good faith to: (1) resolve the dispute; and (2) continue to perform under the Agreement. In any proceedings brought to enforce this Agreement or enjoin improper action or to recover damages, the prevailing party shall be entitled to recover its reasonable attorneys’ fees incurred with respect to those proceedings, in addition to any other damages or remedies allowed under applicable law.

22.   Release. In the event of a Termination for other than Cause, in acceptance of any applicable termination payments in this Agreement, Executive will provide a Release wherein Executive and his successors, heirs and assigns release and forever discharge the Company, any Company-sponsored employee benefit plans, and all related organizations and affiliates, and each of their respective past, present and future directors, officers, trustees, employees, agents and attorneys and all of their successors and predecessors (collectively “Releasees”), from, and covenant not to sue with respect to, any and all claims, damages, promises or expenses of whatever nature (including attorneys' fees and costs), either known or presently unknown, which Executive may now have, has ever had, or may in the future have, arising from or in any way connected with any and all matters from the beginning of time to the date of execution of this Agreement , including but not limited to any claims under any applicable state labor laws,  the Civil Rights Act of 1964 and 1991 (including Title VII of that Act), the Equal Pay Act of 1963, the Older Workers Benefits Protection Act (29 U.S.C. § 626(f)), the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), the Uniformed Services Employment and Reemployment Rights Act (USERRA), and all similar federal, state and local laws. Excluded from this release are claims Employee may have with regard to vested benefits under ERISA, worker's compensation claims or any other claim that may not be lawfully released in this Agreement.

23.   Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

KonaRed Corporation

By:  /s/ Shaun Roberts
       Shaun Roberts, President & CEO
KonaRed Corporation
1101 Via Callejon #200
San Clemente, CA 92673
Tel 808.212.1553
Email: corp-admin@konared.com

Executive

By: /s/ Kyle Redfield
       Kyle Redfield

Exhibit A

Exhibit B

Exhibit C

Exhibit D